Exhibit 10.23

October 26, 2018

Richard Kaufman

Re:	Amended and Restated Employment Terms

Dear Rich:

You have advised us of your desire to retire from the Company and to provide us transition assistance as we recruit and hire new executives. We have agreed that you will continue as an employee of the Company until March 31, 2019, unless we mutually agree to an earlier date, or unless you are terminated for Cause (as defined below)(the “Final Employment Date”). Accordingly, this letter agreement provides the terms for your continued employment until the Final Employment Date.

This letter agreement amends and supersedes in their entirety the terms of your employment offer letter with Intersect ENT, Inc. (the “Company”) dated December 6, 2006, as amended November 18, 2013, January 26, 2015 and May 8, 2017, as well as any other agreements or understandings between you and the Company with respect to your employment (collectively, the “Prior Agreement”). This letter agreement is effective as of the date of your signature below.

Effective immediately, your title will be Technical Advisor. You will continue to report directly to me, as the Company’s CEO, and you will be based at our offices located in Menlo Park, California. You will be responsible for assisting with the transition of responsibilities to the Company’s new Chief Operations Officer and will be responsible for the management and oversight of the Company’s research and development and regulatory functions until the earlier of (a) a replacement is hired or these responsibilities are reassigned or (b) January 31, 2019. Thereafter, you will perform such functions and undertake such projects as you and I shall agree upon.

Your base salary will continue be $350,000 per year, less payroll deductions and all required withholdings. You will be paid every other Friday and you will be eligible for the Company’s standard benefits, including: health, dental, and vision insurance, paid time off, and holidays (subject to the terms and conditions of such plans). For the avoidance of doubt, you will not be eligible for a bonus related to 2019 otherwise targeted to be paid in 2020 (i.e., you will be eligible for the 2018 bonus, if any, to be paid in 2019, provided you are still an employee at the time the bonus is paid per the terms of such bonus).

Richard Kaufman

October 26, 2018

You have previously been granted various equity interests in the Company. Except as set forth herein, all such interests shall continue to be governed in all respects by the terms of the applicable plan documents and option and restricted stock unit agreements.

Consistent with your Prior Agreement with the Company, if you are a full-time employee at the time of the closing of a Change in Control (as defined below), or in the event the Company terminates your employment prior to the Final Employment Date for reasons other than Cause (as defined below), then 50% of the then unvested shares subject to all Company stock options and restricted stock units held by you shall be fully vested. Notwithstanding the foregoing, as a pre-condition of the accelerated vesting referenced in the immediately preceding sentence, you will be required to timely sign, date and return to the Company (or its successor), and to not subsequently revoke, a general release of all known and unknown claims in the form provided to you by the Company.

For purposes of this letter agreement, the following definitions shall apply:

(1) Change in Control. “Change in Control” shall mean the following: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(2) Cause. “Cause” shall mean any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company; (iv) material failure to adhere to the Company’s corporate codes, policies or procedures as in effect from time to time; (v) material violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) repeated failure, in the reasonable judgment of the Board, to substantially perform your assigned duties or responsibilities after written notice from the Board describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice; or (vii) material breach of the Company’s Employee Confidential Information and Inventions Agreement executed by you (“Confidential Information Agreement”).

Richard Kaufman

October 26, 2018

As a condition of your employment, you are required to abide by the Company’s policies and procedures, including with the Confidential Information Agreement.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

This letter agreement, together with your Confidential Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter agreement supersede any other representations or agreements made to you by any party, whether oral or written, including without limitation, all of your previous offer letters and agreements describing the terms of your employment with the Company, including without limitation the Prior Agreement. The terms of this letter agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter agreement) without a written agreement signed by you and a duly authorized officer of the Company. This letter agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. Any action brought by either party under or in relation to this letter agreement, including without limitation to interpret or enforce any provision of this letter agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of San Mateo, California. In case any provision contained in this letter agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this letter agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this letter agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this letter agreement, any ambiguity shall not be construed against either party as the drafter. This letter agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.

You agree that you have been provided with an opportunity to consult with you own counsel with respect to this agreement.

Richard Kaufman

October 26, 2018

If you wish to accept the revised employment terms described above, please sign and date this letter agreement.

We continue to appreciate your contributions to the Company.

Sincerely,

/s/ Lisa Earnhardt
Lisa Earnhardt
Chief Executive Officer

Understood and Accepted:

/s/ Richard Kaufman	10/26/2018
Richard Kaufman	Date